CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

          SCHEDULE OF COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

                                                   Years Ended September 30,
                                             -----------------------------------
                                                  1996         1995      1994
                                             -----------  ----------- ----------
Net income                                    $1,603,000  $  400,000  $5,510,000

Add: Interest on debt assumed to be repaid
     (net of income taxes)                        59,000           -           -
                                              ----------  ----------  ----------

Net income for primary earnings per
  common share                                $1,662,000  $  400,000  $5,510,000
                                              ==========  ==========  ==========

Weighted average number of common
  shares outstanding during the year           7,016,500   6,960,933   6,129,257

Add:  Common equivalent shares determined
       using the "Modified Treasury Stock" method
       representing shares issuable upon exercise
       of stock options and warrants and shares
       issuable under contractual agreements     781,000     839,536   1,188,084
                                              ----------  ----------  ----------

Weighted average number of shares used in
  calculation of primary earnings per share    7,797,500   7,800,469   7,317,341
                                              ==========  ==========  ==========

 Primary earnings per common share            $     0.21  $     0.05  $     0.75
                                              ==========  ==========  ==========





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                    CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11
                                   (CONTINUED)
       SCHEDULE OF COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

                                                   Years Ended September 30,
                                             -----------------------------------
                                                  1996         1995      1994
                                             -----------  ----------- ----------
Net income                                    $1,603,000  $  400,000  $5,510,000

Add: Interest on convertible subordinated
     notes (net of income taxes)                       -           -     434,000

     Interest on debt assumed to be repaid
     (net of income taxes)                       49,000            -           -

Net income for primary earnings per           ----------  ----------  ----------
  common share                                $1,652,000  $  400,000  $5,944,000
                                              ==========  ==========  ==========

Weighted average number of common
  shares outstanding during the year           7,016,500   6,960,933   6,129,257

Add:  Common equivalent shares determined
       using the "Modified Treasury Stock"
       method representing shares
       issuable upon exercise of stock
       options and warrants and shares
       issuable under contractual agreements     788,000     839,536   1,277,320

Shares issuable upon conversion of
 convertible subordinated notes                        -           -     643,523
                                              ----------  ----------  ----------

Weighted average number of shares used in
  calculation of fully diluted earnings
  per share                                    7,804,500   7,800,469   8,050,100
                                              ==========  ==========  ==========

 Fully diluted earnings per common share      $     0.21  $     0.05  $     0.74
                                              ==========  ==========  ==========